Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

RESACA EXPLOITATION, INC.

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), the undersigned Corporation (the “TBOC”) adopts the following Certificate of Amendment to its Certificate of Formation:

ARTICLE ONE

The name of the Corporation is Resaca Exploitation, Inc.

ARTICLE TWO

The Certificate of Formation is amended by adding a new subsection, subsection (d), to Article IV:

(d)           Simultaneously with the effective time of this amendment to the Certificate of Formation (such amendment to Certificate of Formation being effective at the Effective Time (as defined in that certain Agreement and Plan of Merger by and among Cano Petroleum, Inc., the Corporation, and Resaca Acquisition Sub, Inc., dated September 29, 2009, as amended), with the time of such effectiveness being hereinafter referred to as the “Amendment Effective Time”), each five (5) shares of the Company’s Common Stock issued and outstanding immediately prior to the Amendment Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into one share of Common Stock, $0.01 par value per share (the “New Common Stock”), such action hereinafter referred to as (the “Reverse Stock Split”).

Each stock certificate held in electronic form that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

Each holder of a certificate or certificates which immediately prior to the Amendment Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are reclassified under the terms hereof. From and after the Amendment Effective Date, the Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. Instead, any fractional share that results from the Reverse Stock Split will be exchanged for cash in an amount equal to the closing price of Old Common Stock on the closing date of the merger.

If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company’s transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share.

From and after the Amendment Effective Time the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof, subject to any fractional shares shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

ARTICLE THREE

This Certificate of Amendment has been duly authorized, approved and adopted by a majority of the Corporation’s shareholders who voted, affirmatively or negatively, at the annual meeting of shareholders on April 29, 2010 and by unanimous written consent of the Corporation’s Board of Directors on April 1, 2010.

ARTICLE FOUR

This Certificate of Amendment has been approved in the manner required by the TBOC and by the constituent documents of the Corporation and shall become effective at the Amendment Effective Time.

IN WITNESS WHEREOF, the Corporation has caused these Certificate of Amendment to be signed as of the       day of        , 2010.

RESACA EXPLOITATION, INC.

By:
John J. Lendrum, III Chief Executive Officer